EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated March 31, 2023 with respect to the consolidated financial statements of QuoteMedia Inc. as at and for the year ended December 31, 2022, included in the Annual Report on Form 10-K of QuoteMedia Inc. for the year ended December 31, 2022 as filed with the United States Securities Exchange Commission (“SEC”).

We also consent to the incorporation by reference in the Registration Statement No. [333-100453] on Form S-8, of our auditor’s report dated March 31, 2023 with respect to the consolidated financial statements of QuoteMedia Inc. as at and for the year ended December 31, 2022, as included in the Annual Report on Form 10-K of QuoteMedia Inc. for the year ended December 31, 2022 as filed with the SEC.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 31, 2023

Mississauga, Canada